Exhibit 10.33

IDACORP, Inc. and Idaho Power Company Compensation for
Non-Employee Directors of the Board of Directors
(As amended January 21, 2010)

All directors of IDACORP also serve as directors of Idaho Power Company. The fees and other compensation discussed below are for service on both boards. Employee directors receive no compensation for service on the boards.

IDACORP, Idaho Power Company and Subsidiary Board Fees

Base Retainer	$45,000
Additional Retainers
Chairman of the board	$75,000
Chairman of audit committee	12,500
Chairman of compensation committee	10,000
Chairman of corporate governance committee	6,000

Meeting Fees[1]
Board meeting	$1,500
Committee meeting	1,500
Shareholder meeting	1,500

Annual Stock Awards	$45,000

Subsidiary Board Fees
IDACORP Financial Services
Monthly retainer	$750
Meeting fees	600
Ida-West Energy
Monthly retainer	$750
Meeting fees	600

1           The chairman of the board does not receive meeting fees.

Deferral Arrangements

Directors may defer all or a portion of their annual IDACORP, Idaho Power Company, IDACORP Financial Services, Inc. and Ida-West Energy retainers and meeting fees and receive a lump-sum payment of all amounts deferred with interest or a series of up to 10 equal annual payments after they experience a separation from service with IDACORP and Idaho Power Company. Any cash fees that were deferred before 2009 will be credited with the preceding month's average Moody's Long-Term Corporate Bond Yield for utilities (the "Moody's Rate") plus three percent, until January 1, 2019 when the interest rate will change to the Moody's Rate.  All cash fees that are deferred beginning January 1, 2009 will be credited with interest at the

Moody's Rate.  Interest is calculated on a pro rata basis each month using a 360-day year and the average Moody's Rate for the preceding month.

Effective January 1, 2009, directors may also defer their annual stock awards, which are then held as deferred stock units with dividend equivalents reinvested in additional deferred stock units.  Upon separation from service with IDACORP and Idaho Power Company, directors will receive either a lump sum payment or a series of up to 10 equal annual installments.  Upon a change in control, as defined in the plan, the directors' deferral accounts will be paid out in a lump sum.  Payments will be in shares of IDACORP common stock, with each deferred stock unit equal to one share of IDACORP common stock and any fractional shares paid in cash.